Exhibit 99

FOR IMMEDIATE RELEASE November 15, 2024

PCS Edventures! Reports Unaudited Results

For the Second Quarter of Fiscal Year 2025

Boise, Idaho, November 15, 2024 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced unaudited results of operations for its second quarter of Fiscal Year 2025, which ended on September 30, 2024.

Revenue was $2.27 million compared to $3.77 million in revenue for the same period last year. Net income before income tax provisions was $0.55 million, compared to net income before income tax provisions of $1.81 million for the same period last year. The Company ended the quarter with $4.01 million in cash.

Mike Bledsoe, President, commented, “Last year, we had a record quarter in the second quarter of the fiscal year, due in large part to $2.08 million in orders from two large customers for our Discover Drones product. This year during the second quarter of the fiscal year, we generated $0.45 million in revenue from these two customers. Excluding the revenue from these customers from both periods would show a comparison of $1.69 million in revenue in last year’s second quarter of the fiscal year versus $1.82 million for this fiscal year’s second quarter. We believe that this comparison more accurately reflects the growth we are experiencing as a company, albeit with lumpiness at times like we just experienced.”

Todd Hackett, CEO, stated, “We have been investing significantly to expand our capacity with the expectation of higher sales volumes in the future. We believe that we have many years of growth ahead of us and are positioning the Company to take advantage of our opportunities.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho, company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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